EXHIBIT 99.1

Cemtrex Appoints New Member to Its Board of Directors

Farmingdale, NY – February 9, 2018 – Cemtrex Inc. (Nasdaq: CETX, CETXP, CETXW), a world leading industrial and manufacturing company, today announced the appointment of Metodi Filipov as its newest independent board member.

Metodi Filipov is an entrepreneur and technology executive with over 25 years of experience creating, operating and driving growth for technology companies. He has a proven track record of identifying business opportunities and building compelling products. Metodi was formerly VP of Operations at Cemtrex from 2008 to 2010. After Cemtrex, Metodi served as Managing Director of Bianor, a mobile consulting company providing solutions for enterprise clients.

There, he led the development and implementation of innovative mobile products in industries including aviation, pharmaceutical and entertainment. Metodi Filipov co-founded Flipps Media, an OTT video distribution platform positioned to be an alternative to traditional cable pay-per-view systems. Before Bianor, he served as product lead for Raritan, a data center technology organization, where he was an integral part of the transition team that led the company to becoming a global IT service management solutions provider.

Prior to joining Raritan, Metodi Filipov served as VP of Operations at ISS, a security products company. There, he successfully managed product development and contract manufacturing across continents. Metodi has extensive experience delivering superior solutions with a focus on optimized efficiency and productivity.

Chairman and CEO of Cemtrex, Saagar Govil, said, ”We are excited to have Metodi working with Cemtrex in this role. He brings a wealth of operations and M&A experience to the Board and we look forward to his contribution to the continued success of our company.”

Mr. Filipov will be replacing Shamik Shah on the board moving forward.

About Cemtrex

Cemtrex, Inc. (NASDAQ:CETX) is a world leading multi-industry company that provides a wide array of solutions to meet today’s technology challenges. Cemtrex provides manufacturing services of advanced custom engineered electronics, extensive industrial services, integrated hardware and software solutions, monitoring instruments for industrial processes and environmental compliance, and systems for controlling particulates and other regulated pollutants. The Company also develops its own proprietary IoT and wearable devices.

Safe Harbor Statement

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.

For further information, please contact:

Investor Relations
Cemtrex, Inc.
Phone: 631-756-9116
investors@cemtrex.com